EXHIBIT 1

FIX VIVUS NOW – ELECT NINE NEW INDEPENDENT DIRECTORS

Tony Zook To Be CEO If New Board Is Elected

30-Year Pharmaceutical Veteran With Extraordinary Track Record of Launching

Blockbuster Drugs

NEW YORK, July 11, 2013 – First Manhattan Co., the owner of approximately 9.9% of the outstanding shares of VIVUS, Inc. (Vivus) (NASDAQ: VVUS), today issued an open letter to Vivus' shareholders.

The full text of the letter follows:

July 11, 2013

Dear Fellow Vivus Shareholders:

We are pleased to report that our discussions with Vivus shareholders over these past several months have been very encouraging. We have received support from large and small shareholders alike. Shareholders have thanked us for our efforts to effect much needed change at Vivus. We share your sense of urgency for turning around the company. We have been planning for six months and are well prepared to catalyze this desperately needed positive change.

The annual meeting is just a few days away and time is running short. We encourage you to vote your shares today on the WHITE proxy card. If you have already voted Vivus’ gold proxy card, you can change your mind and vote the WHITE card. Every vote counts and your vote is important no matter how many shares you own. Even if you do not vote for all of our nominees, you should vote our WHITE proxy by mail, internet or phone.

Our nominees have constructed a clear and concise strategic plan for the future of Vivus. It addresses the serious missteps of the sitting board and lays out a path for the successful launch of Qsymia. It is a plan that can only be executed by our nominees and Tony Zook, who has agreed to serve as the next CEO of Vivus if our nominees are elected as a majority of the board. We are confident this plan and this leadership team will lead to the realization of the greatest value of your investment.

You have a simple choice ahead of you.

You have a choice for CEO of Vivus: Either Tony Zook, a giant in creating U.S. primary care blockbusters1 OR the founder CEO who has no relevant experience in commercializing a primary care blockbuster drug.

You can choose to support our independent shareholder slate, a highly accomplished group of director nominees, each of whom has been thoughtfully selected for their expertise in the critical areas that urgently require fixing. The nominees as a group have the depth and right balance of new product launch, partnering, financial, turnaround and European regulatory experience that the Vivus’ board still lacks. Most importantly, the nominees on the shareholder slate are truly independent and fully aligned with shareholders' best interests.

Alternatively, you can choose to support Vivus’ sitting board, which has not acted on behalf of shareholders even in the face of the Qsymia launch failure, in our view. In fact, they are so lacking in new ideas that they have lifted the plans from our playbook, reacting to our critique, and just yesterday claimed to have adopted the strategy we have been promulgating for several months—“executing a Euro-centric strategy” to obtain European Qsymia approval. Since there are no Europeans on their board they clearly do not understand what it requires to implement a Euro-centric strategy. Herein lies the difference between Vivus’ misleading public relations strategy versus our well-planned business strategy.

We have been telling you for several months that our plan to build value includes, among other elements, (i) finding the right pharmaceutical partner on the right terms, (ii) optimizing the right pricing strategy and (iii) executing a Eurocentric approach to obtaining E.U. approval through the centralized procedure.

Suddenly, the Vivus board has changed its tune. Rather than following the failed “go it alone” strategy, it is now talking about seeking a commercial partner.

Despite their talk of progress, their actions display more of the same ill-conceived strategies in mission critical areas. Their recently announced fourth attempt at a pricing strategy fails once again to appreciate that there is no precedent for a primary care blockbuster based on a $75 per month out-of-pocket cost. And rather than correcting its twice-failed centralized approach to the E.U. approval, they are now advocating a decentralized approach, the procedure used for generic drugs not branded European blockbusters.

As you make your decision, you need to consider whether the Vivus board is truly thinking strategically or is it just following our lead and attempting to copy our ideas. We think the answer is obvious.

It has been a long hard struggle for Vivus shareholders but we are confident that we can achieve positive change. When shareholders think like owners of the business, they are quick to realize that things at Vivus are changing only in response to our pressure and our ideas.

____________________

1 Other factors may have contributed to creating these blockbusters. Past performance is not indicative of future results.

This is truly the last chance you have to save your company and your investment. Vote now to support our nominees. The alternative is simply a return to the status quo and a continued diminution of shareholder value.

Now is the time to decide whether Tony Zook OR Leland Wilson has the qualifications most likely to create a primary care blockbuster in Qsymia.

Now is the time to decide between a truly independent shareholder slate with the critical skill sets and plan to fix Vivus and 100% alignment with shareholder interests OR the sitting board with its ties to the founder CEO and a track record of value destruction that speaks for itself.

Who do you believe is the most likely to get it right at this critical moment?

Please vote, sign and return the WHITE proxy card today. You can also vote by telephone or internet. Please disregard Vivus’ proxy materials. If you have already voted Vivus’ gold proxy card, you can change your mind and vote the WHITE card. Your vote, no matter how many shares, is important to all of us.

You can find additional details regarding our nominees’ strategic plan for value creation at http://www.ourmaterials.com/VVUS/. The execution of any strategic plan, including the hiring of any management personnel, will be subject to the fiduciary duties of the directors, if elected.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor, Mackenzie Partners, Inc. at (212) 929-5500 or Toll-Free (800) 322-2885.

Thank you for your support.

Sincerely,

Sam Colin, M.D.

Senior Managing Director

First Manhattan Co.

About First Manhattan Co.

First Manhattan Co. (“FMC”) was founded in 1964 and remains an owner-operated investment advisory firm. FMC is registered with the U.S. Securities and Exchange Commission as an investment adviser and as a broker-dealer, and is a member of the Financial Industry Regulatory Authority (FINRA).

FMC provides professional investment management services primarily to high net worth individuals as well as to partnerships, trusts, retirement accounts, pension plans and institutional clients. The firm currently manages in excess of $14 billion.

Additional Information and Where to Find It

FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “FIRST MANHATTAN”) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON JUNE 3, 2013, A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, SARISSA CAPITAL MANAGEMENT LP, SARISSA CAPITAL OFFSHORE MASTER FUND LP, SARISSA CAPITAL DOMESTIC FUND LP, MICHAEL JAMES ASTRUE, ROLF BASS, JON C. BIRO, SAMUEL F. COLIN, ALEXANDER J. DENNER, JOHANNES J.P. KASTELEIN, MELVIN L. KEATING, DAVID YORK NORTON AND HERMAN ROSENMAN (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

Contacts

The Abernathy MacGregor Group

Chuck Burgess, 212-371-5999, clb@abmac.com

Mike Pascale, 212-371-5999, mmp@abmac.com

or

Mackenzie Partners

Larry Dennedy, 212-929-5239

Charlie Koons, 212-929-5708